EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Pure Cycle Corporation on Form S-8 (File No. 333-195733) of our report dated November 15, 2023, on our audit of the consolidated financial statements of Pure Cycle Corporation as of August 31, 2023 and for the year ended August 31, 2023, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

Denver, Colorado

November 15, 2023